UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of Earliest Event Reported): January 23, 2017

SENESTECH, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-37941	20-2079805

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3140 N. Caden Court, Suite 1

Flagstaff, AZ 86004

(928) 779-4143

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective as of January 23, 2017, SenesTech, Inc. (the “Company”) entered into an agreement (the “Settlement Agreement”) with Neogen Corporation (“Neogen”). Pursuant to the Settlement Agreement, the parties agreed to (a) terminate the existing Exclusive License Agreement between the Company and Neogen dated May 15, 2014 (the “License Agreement”), with neither Neogen or the Company having any further obligations thereunder (other than certain confidentiality obligations); (b) dismiss with prejudice the court action filed by Neogen in the District Court for the District of Arizona on January 19, 2017 (the “Court Action”); and (c) mutually release any and all existing or future claims between the parties and their affiliates related to or arising from the License Agreement or the Court Action. As part of the Settlement Agreement, the Company agreed to pay to Neogen upon the execution of the Settlement Agreement an aggregate of $1,000,000, which includes, in part, reimbursement of payments previously made to the Company by Neogen under the License Agreement. The termination of the License Agreement is discussed in further detail below in Item 1.02 of this Current Report on Form 8-K. The Court Action is discussed in further detail below in Item 8.01 of this Current Report on Form 8-K.

The foregoing description of the Settlement Agreement is not complete and is qualified in its entirety by reference to the full text of the Settlement Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference. In addition, a copy of the Company’s press release announcing the termination of the License Agreement is filed with this report as Exhibit 99.1, and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Under the License Agreement, the Company had granted to Neogen an exclusive license in North America to manufacture, distribute and sell commercial rodent control products, which include ContraPest, for the later of 10 years or the expiration of the patent for ContraPest (if issued). Under the License Agreement, the Company had retained rights to perform research and development on rodent control products and for all other scientific and non-commercial purposes. Pursuant to the License Agreement, the Company had also granted Neogen first right to license any additional commercial fertility control animal applications in North America other than rodents, and all commercial rodent control products sold outside the U.S., if the Company sought to license such applications to a non-affiliate. Under the License Agreement, Neogen committed to pay the Company fees upon the achievement of certain milestones, of which $487,500 had been paid to date. In addition, Neogen would have been obligated to pay the Company ongoing fees and royalties based on a percentage of net sales, and both parties had agreed to certain non-competition provisions.

As a result of the termination of the License Agreement, the Company now retains full rights and capabilities to manufacture, distribute and sell ContraPest in North America, and has been released from the non-competition provisions of the License Agreement. In addition, as a result of the termination of the License Agreement, Neogen has been released from its obligations under the License Agreement, including the payment of fees and royalties, the obligation to manufacture and market the Company’s commercial rodent control products, and the non-competition provisions of the License Agreement.

The Company believes that the termination of the License Agreement will have a negligible impact on the commercialization and manufacturing of ContraPest in the short term, as the Company had previously scaled up its internal manufacturing capabilities. The Company estimates that it can manufacture approximately 300,000 liters of ContraPest annually from its headquarters in Flagstaff, Arizona with minor capital expenditures, which the Company believes should be sufficient to meet anticipated customer demand in 2017. Also, the Company believes that it can add manufacturing capacity efficiently as needed.

However, based on its current estimates of customer demand for ContraPest in the longer term, the Company anticipates that it may need to increase its manufacturing capacity in the future, and the Company intends to continue to develop and establish third party relationships with manufacturing, marketing and distribution partners in the U.S. and internationally. The Company believes that the termination of the License Agreement puts the Company in a stronger position to negotiate a manufacturing, marketing or distribution arrangement that provides the Company with a greater share of the overall economics related to ContraPest sales.

Item 8.01	Other Events.

Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company and Neogen had been engaged in ongoing discussions regarding manufacturing and commercialization plans under the License Agreement, as well as the appropriate interpretation of the License Agreement, including the non-competition provisions set forth therein. On January 19, 2017, Neogen filed the Court Action, in which Neogen raised claims relating to, among other things, alleged breaches by the Company of the License Agreement, interference with Neogen’s business, indemnification and misrepresentation. As part of the Settlement Agreement, Neogen agreed to dismiss with prejudice the Court Action and release the Company and its affiliates from any and all existing or future claims relating to or arising from the License Agreement.

Pursuant to the Settlement Agreement, the parties agreed that such agreement is a settlement of all disagreements that have arisen between Neogen and the Company and that the entry into the Settlement Agreement shall not be construed or considered to be an admission of any liability by either party or of the merits of any or claims that may have been raised between them, including in the Court Action.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Settlement Agreement and Release dated January 23, 2017 by and between Neogen Corporation and the registrant.

99.1	Press release dated January 23, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENESTECH, INC.

Dated: January 23, 2017	By:	/s/ Thomas C. Chesterman
Thomas C. Chesterman
Chief Financial Officer